                                                                   EXHIBIT 2.4

                                                                  EXECUTION COPY

                                ESCROW AGREEMENT

            ESCROW AGREEMENT, dated as of February 9, 2005, by and among Commonwealth Energy Corporation, a California corporation ("Buyer"), Commerce Energy Group, Inc., a Delaware corporation ("CEG"), American Communications Network, Inc., a Michigan corporation ("ACN"), ACN Utility Services, Inc., a Michigan corporation, ACN Energy, Inc., a Michigan corporation and ACN Power, Inc., a Michigan corporation (ACN, ACN Utility Services, Inc., ACN Energy, Inc., and ACN Power, Inc. are collectively referred to as "Sellers") and Computershare Trust Company, Inc., as escrow agent ("Escrow Agent").

                              W I T N E S S E T H:

            WHEREAS, Buyer, Sellers, ACN and CEG have entered into that certain Asset Purchase Agreement, dated as of February 9, 2005 (the "Asset Purchase Agreement"), pursuant to which Sellers are selling substantially all of the assets, properties, rights and business of the Retail Energy Business (as defined in the Asset Purchase Agreement) to Buyer;

            WHEREAS, as consideration for the purchase of the Retail Energy Business, Section 3.1(b) of the Asset Purchase Agreement provides for the delivery of 930,233shares (the "APA Shares") of common stock, par value $0.001 per share (the "CEG Common Stock") of CEG to the Escrow Agent on the Closing Date, such APA Shares to be delivered to and maintained by the Escrow Agent in accordance with the terms of this Agreement;

            WHEREAS, Buyer, CEG and ACN have entered into that certain Sales Agency Agreement, dated as of February 9, 2005 (the "Sales Agency Agreement"), pursuant to which ACN agreed that its network of independent sales representatives shall act as limited agents for Buyer to sell electric commodity and natural gas products and related services of the Retail Energy Business; and

            WHEREAS, Section 8(a) of the Sales Agency Agreement provides for the delivery, from time to time, of certain shares of common stock (the "SAA Shares" and, collectively with the APA Shares, the "Shares") of CEG, such SAA Shares to be delivered to and maintained by the Escrow Agent in accordance with the terms of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

            SECTION 1. Definitions. Terms used herein but not defined herein shall have the meaning ascribed to them in the Purchase Agreement. In addition, the following terms shall have the following meanings:

            (a) "CEG Common Stock" shall have the meaning set forth in the recitals.

            (b) "Proceeds" shall mean, as to any given APA Share or SAA Share, any stock or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of such APA Share or the SAA Share (other than dividends payable out of the earnings of CEG), whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of CEG or received in exchange for such Share or as a result of any merger, consolidation, acquisition or other exchange of assets to which CEG may be a party or otherwise.

            (c) "Shares" shall mean the APA Shares and the SAA Shares.

SECTION 2.  Deposit of Shares.

            (a) APA Shares. Upon receipt, the Escrow Agent shall acknowledge that it has received and deposited in a separate account maintained by the Escrow Agent hereunder (the "APA Escrow Account") the APA Shares delivered by CEG. Such APA Shares shall be held and dealt with by Escrow Agent subject to the terms and conditions of this Agreement.

            (b) SAA Shares. From time to time and as required by the Sales Agency Agreement, CEG may deliver to the Escrow Agent the SAA Shares which shall be acknowledged as received by the Escrow Agent to each party and deposited in a separate account maintained by the Escrow Agent hereunder (the "SAA Escrow Account"). Such SAA Shares shall be held and dealt with by Escrow Agent subject to the terms and conditions of this Agreement.

            SECTION 3. Use of Shares and Proceeds. The Shares and any Proceeds shall be held in escrow hereunder by Escrow Agent as herein provided. Escrow Agent shall not dispose of or distribute any of the Shares or Proceeds other than as provided in this Agreement. Unless the context otherwise requires, references in this Agreement to the Shares also shall be deemed to refer to any Proceeds. Each of CEG and ACN agree to cause all Proceeds received by it, prior to distribution of the Shares to which said distribution of Proceeds relates, to be deposited in the Escrow Account.

            SECTION 4. Dividends and Proxies with Respect to Shares. So long as any Shares are held by Escrow Agent hereunder:

            (a) CEG shall be entitled to exercise any and all voting and consensual rights and powers accruing to an owner of the APA Shares and the SAA Shares or any part thereof for any purposes not inconsistent with the terms of this Agreement, the Asset Purchase Agreement or the Sales Agency Agreement; provided, however, that Buyer shall give Escrow Agent and Seller at least five
(5) business days' prior written notice of the manner in which he intends to exercise any such right or power.

            (b) Until such time as a joint written instruction from CEG and the Buyer, on the one hand, and ACN, on the other hand, is given with respect to any of the APA Shares and the SAA Shares, CEG shall be entitled to receive and retain any and all nonliquidating cash dividends payable in respect of the APA Shares and the SAA Shares. All Proceeds in respect of


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
the Shares held by Escrow Agent shall be retained by Escrow Agent and shall not be distributed except in accordance with the terms of this Agreement.

            (c) The APA Shares and the SAA Shares and any proceeds thereof shall not be commingled. Upon final disbursement of the APA Shares or the SAA Shares, the escrow relating thereto shall be terminated.

            (d) Escrow Agent, ACN and the Sellers shall execute and deliver to CEG, or cause to be executed and delivered to CEG, all such proxies, powers of attorney, dividend orders and other instruments for the purpose of enabling them to exercise the voting and consensual rights and powers which they are entitled to exercise pursuant to Section 4(a) and to receive the dividends which they are authorized to retain pursuant to Section 4(b).

SECTION 5.  Release from Escrow.

            (a) Upon joint written instruction from CEG and the Buyer, on the one hand, and ACN, on the other hand, the Escrow Agent shall release such amount of APA Shares or SAA Shares in accordance with such joint written instruction. In the absence of such joint written notice, the Escrow Agent shall release the Shares upon receipt of an order of a court of competent jurisdiction.

            (b) Each of the parties agree to join, at the request of the other party, in joint written notice authorizing the Escrow Agent to release the APA Shares or the SAA Shares when such shares are allowed to be released under the applicable agreement.

            (c) Any APA Shares remaining in escrow 14 months from the date hereof shall be released to CEG.

            (d) Any SAA Shares remaining in escrow following termination of the Sales Agency Agreement, as certified to Escrow Agent by CEG or ACN, shall be released to CEG.

            SECTION 6. Liability of Escrow Agent. The duties and obligations of Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and Escrow Agent shall be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement, it being specifically understood that the following provisions are accepted by all of the parties hereto:

            (a) Escrow Agent shall not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct. CEG, the Buyer, ACN and Sellers shall jointly and severally indemnify and hold Escrow Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by Escrow Agent in accordance with this Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of Escrow Agent.


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
            (b) Escrow Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by CEG, the Buyer, ACN and Sellers pursuant to any provision of this Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by CEG, the Buyer, ACN or Sellers, and believed by Escrow Agent to be genuine and to have been signed and presented by the proper party or parties.

            SECTION 7. Expenses. Any stock transfer taxes incurred in connection with the release and delivery of the Shares by Escrow Agent hereunder shall be borne by the Sellers.. Any fees or expenses charged by the Escrow Agent in connection with this agreement, including but not limited to the fees described on Exhibit A attached hereto, shall be borne 50% by Sellers and 50% by Buyer.

            SECTION 8. Settlement of Disputes. Any dispute which may arise under this Agreement with respect to the delivery and/or ownership or right of possession of the APA Shares and the SAA Shares, or the duties of the Escrow Agent hereunder, shall be settled either (i) by mutual agreement of CEG, the Buyer and ACN (evidenced by appropriate instructions in writing to the Escrow Agent, signed by such parties) or (ii) by binding arbitration of the issue in accordance with the following procedures:

            (a) Any party may request arbitration by giving the other involved party written notice, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The arbitration shall be governed by the rules of the American Arbitration Association ("AAA") and held in New York, New York or other mutually agreed upon location.

            (b) If both parties agree an arbitrator within 30 days after a request for arbitration is made hereunder, that arbitrator shall be selected to hear the dispute in accordance with AAA rules. If the parties are not able to agree upon an arbitrator within such 30 day period, then that party who requested arbitration may request that the AAA select an arbitrator who has business experience in the energy industry similar to the Business and the selected arbitrator shall hear the dispute in accordance with AAA rules.

            (c) Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses; provided, however, that if the claim of either party is upheld by the arbitrator in all material respects, the arbitrator may apportion between the parties as the arbitrator may deem equitable the costs incurred by the prevailing party. The fees and expenses of the arbitration procedures, including the fees of the arbitrator, will be shared equally by the parties.

            (d) Any award rendered pursuant to an arbitration proceeding shall be final, conclusive, non-appealable and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

            (e) The Escrow Agent shall continue to hold any disputed funds hereunder until the Escrow Agent shall have received either of (i) or (ii) above; immediately following its receipt of (i) or (ii) above, the Escrow Agent shall distribute the amount in the Escrow Account, in accordance with such written instruction or certified copy of any such award, order, decree or


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
judgment. The Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. Prior to the settlement of any such dispute, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, the APA Shares and/or the SAA Shares which are the subject of such dispute.

            SECTION 9. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty
(30) days' prior written notice to the parties or may be removed, with or without cause, by the parties, acting jointly, by furnishing a Joint Written Direction to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent as provided herein below. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein below. Upon any such notice of resignation or removal, the parties, acting jointly, shall appoint a successor Escrow Agent hereunder. If the parties shall fail to appoint a successor Escrow Agent within thirty (30) days after such notice of resignation or removal, the Escrow Agent shall have the right to deposit the Escrow Funds with a court of competent jurisdiction and to petition such court for the appointment of a successor Escrow Agent.

            SECTION 10. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

            If to the Buyer or CEG:

                  Commerce Energy Group, Inc.
                  Commonwealth Energy Corporation
                  600 Anton Blvd, Suite 2000
                  Costa Mesa, CA 92626
                  Attention: Peter Weigand
                  Telecopier: (714) 259-2575

            with a copy to:

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, NY  10038-4982
                  Attn:  Michael Shenberg, Esq.
                  Telecopy:  (212) 806-6006

            If to ACN or Sellers:

                  American Communications Network, Inc.


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                  32991 Hamilton Court
                  Farmington Hills, Michigan 48334
                  Facsimile:  (284) 489-8901
                  Attention:  Chief Financial Officer

                  with a copy to:

                  Jaffe, Raitt, Heuer & Weiss, P.C.
                  27777 Franklin Road, Suite 250
                  Southfield, Michigan 48034
                  Facsimile:  (248) 351-3082
                  Attention:  Ralph Margulis

            If to Escrow Agent:

                  Computershare Trust Company, Inc.
                  350 Indiana Street, Suite 800
                  Golden, CO 80401
                  Attn:  Corporate Trust
                  Telecopy:  (303) 262-0700

            Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

            SECTION 11. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

            SECTION 12. Successors and Assigns. The rights and obligations of the parties under this Agreement shall not be assigned to any person or entity, without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

            SECTION 13. Headings. Section headings contained herein have been inserted for reference purposes only and shall not be construed as part of this Agreement

            SECTION 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


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
            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    COMMERCE ENERGY GROUP, INC.


                                    By: /S/ PETER WEIGAND
                                        ---------------------------------------

                                        Name:  Peter Weigand
                                        Title:  President

                                    COMMONWEALTH ENERGY CORPORATION


                                    By: /S/ PETER WEIGAND
                                        ---------------------------------------

                                        Name:  Peter Weigand
                                        Title:  President

                                    AMERICAN COMMUNICATIONS NETWORK, INC.


                                    By: /S/ JAMES F. MULCAHY
                                        ---------------------------------------

                                    Name:  James F. Mulcahy
                                    Title:  Secretary/Treasurer

                                    ACN UTILITY SERVICES, INC.



                                    By: /S/ JAMES F. MULCAHY
                                        ---------------------------------------

                                    Name:  James F. Mulcahy
                                    Title:  Secretary/Treasurer


                      [Signature page to Escrow Agreement]

                                    ACN ENERGY, INC.


                                    By: /S/ JAMES F. MULCAHY
                                        ---------------------------------------

                                    Name:  James F. Mulcahy
                                    Title:  Secretary/Treasurer

                                    ACN POWER, INC.


                                    By: /S/ JAMES F. MULCAHY
                                        ---------------------------------------

                                    Name:  James F. Mulcahy
                                    Title:  Secretary/Treasurer

                                    COMPUTERSHARE TRUST COMPANY, INC.


                                    By: /s/ JOHN M. WAHL
                                        ---------------------------------------
                                        Name: John M. Wahl
                                        Title: Corporate Trust Officer


                                    By: /s/ ZACHARY DELISA
                                        ---------------------------------------
                                        Name: Zachary DeLisa
                                        Title: Operations Manager & Trust
                                               Officer


                      [Signature page to Escrow Agreement]

                                    EXHIBIT A

                        Computershare Trust Company, Inc.

                  Commonwealth Energy Group, Inc. / ACN Escrow

Escrow Agent Fee Schedule
Account Acceptance Fee                                 $2,500

Annual Administrative Fee                              $2,500

Overnight Delivery Charges                            At cost

Out-of-Pocket Expenses                                At cost

The acceptance and first year's annual fee are payable at closing. Annual administrative fees are due in advance of the period for which service is to be rendered. Special or extraordinary events, such as amendments to the documents or disputes are not included in the above fees, and we reserve the right to charge an additional amount based on the time incurred in handling such events should they occur. Late charges are 1 1/2% per month on outstanding balances owing 45 days from date of invoice.